Registration No. 33-76940
                                                               Rule 424(b)(3)


            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 4, 1994

                ML Home Equity Loan Asset Backed Certificates,
                    Series 1994-1, Class A-1 and Class A-2
                       MERRILL LYNCH CREDIT CORPORATION
                                   Servicer
                  MERRILL LYNCH HOME EQUITY ACCEPTANCE, INC.
                                    Seller

  --------------------------------------------------------------------------

     On May 5, 1994, the ML Home Equity Loan Trust 1994-1 (the "Trust") issued the ML Home Equity Loan Asset Backed Certificates, Series 1994-1 in an original aggregate principal amount of $355,138,000. Each Certificate represented an undivided interest in the Trust created pursuant to a Pooling and Servicing Agreement dated as of April 1, 1994 among Merrill Lynch Home Equity Acceptance, Inc., as seller, Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Prospectus Supplement to the above-referenced Prospectus (the "Prospectus") supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.

     The first paragraph and the first two tables set forth after the first paragraph under the heading "MLCC and its Equity Access Program--Delinquency and Loan Loss Experience" and the first two tables set forth after the second paragraph under the heading "MLCC and its Equity Access Program -- Delinquency and Loan Loss Experience" on pages 23 through 26 of the Prospectus are hereby updated, in their entirety, as follows:

          The following tables set forth information relating to (i) the delinquency and loan loss experience on the home equity revolving credit line mortgage loans originated by MLCC and included in MLCC's servicing portfolio as of and for each of the six years in the period ended December 31, 1996 and (ii) the delinquency and loan loss experience on the home equity revolving credit line mortgage loans included in the portfolio of mortgage loans acquired in June 1992 by the Seller from the Dime Savings Bank of New York, FSB (the "Dime Portfolio"), which includes the Dime Mortgage Loans, as of and for the year ended December 31, 1993, the year ended December 31, 1994, the year ended December 31, 1995 and the year ended December 31, 1996. Information prior to December 31, 1993 for the Dime Portfolio is available only from the records of the Dime and is not sufficiently verifiable by the Seller. The information shown for the Dime Portfolio, because of the short period that it covers, may not be representative of the delinquency and loan loss experience on such loans over a longer historical period. The delinquency and loan loss experience set forth in the following tables represents the historical experience of MLCC for the dates and period given, and there can be no assurance that the future experience on the Mortgage Loans in the Trust will be the same as, or more favorable than,
     (i) that of the total mortgage loans in MLCC's servicing portfolio, which mortgage loans are not fully seasoned and the terms of which do not require the payment of principal until final maturity or (ii) that of the total mortgage loans in the Dime Portfolio, which mortgage loans are now serviced by MLCC.


                     MORTGAGE LOAN DELINQUENCY EXPERIENCE
                            (DOLLARS IN THOUSANDS)

                                                                       As of December 31,
					------------------------------------------------------------------------------------
                                        1991           1992           1993          1994           1995            1996
					-----	      --------	     ---------	   -------	---------	------------
Number of revolving credit
  line loans serviced . . . . . .         15,913         15,084         13,839        15,598         25,056           28,368
Aggregate loan balance of
  revolving credit line
  loans serviced  . . . . . . . .     $1,073,492     $1,062,930     $1,037,427    $1,079,693     $1,293,483       $1,353,800
Loan balance of revolving
  credit line loans 2 months
  delinquent  . . . . . . . . . .     $    2,250     $    3,717     $    5,161    $    5,358     $    8,447       $    8,292
Loan balance of revolving
  credit line loans 3 months
  or more delinquent  . . . . . .     $   22,361     $   18,751     $   17,508    $   22,989     $   33,763       $   39,508
Total of 2 months or more
  delinquent as a percentage
  of aggregate loan balance of
  revolving credit line loans . .          2.29%          2.11%          2.19%         2.63%          3.26%            3.53%



                         MORTGAGE LOAN LOSS EXPERIENCE
                            (DOLLARS IN THOUSANDS)


                                                                       As of December 31,
				     ---------------------------------------------------------------------------------------
                                        1991           1992           1993          1994           1995            1996
				     ----------	      ---------	   ----------	  -----------	 -----------	------------
Number of revolving credit
  line loans serviced . . . . . .         15,913         15,084         13,839        15,598         25,056           28,368
Aggregate loan balance of
  revolving credit line
  loans serviced  . . . . . . . .     $1,073,492     $1,062,930     $1,037,427    $1,079,693     $1,293,483       $1,353,800
For the Period:
  Gross Charge-offs
    dollars . . . . . . . . . . .     $      936     $    1,447     $    3,153    $    1,118     $    3,700       $    1,860
  Percentage(1)                            0.09%          0.14%          0.30%         0.10%          0.29%            0.14%



__________________________
(1) As a percentage of aggregate balance of revolving credit line loans serviced.



                    DIME PORTFOLIO DELINQUENCY EXPERIENCE




                                                                       AS OF DECEMBER 31,
							 ---------------------------------------------
                                                             1993        1994       1995       1996
							  ----------   ---------   --------   --------
Number of revolving credit line loans Serviced  . . .         5,033      4,417      3,919       3,356
Aggregate loan balance of revolving credit line
  loans serviced  . . . . . . . . . . . . . . . . . .      $273,325   $233,053   $200,367    $163,241
Loan balance of revolving credit line loans
  2 Months delinquent . . . . . . . . . . . . . . . .    $      773   $  1,743   $  1,000    $  1,039
Loan balance of revolving credit line loans 3 mos.
  or more delinquent  . . . . . . . . . . . . . . . .    $      807   $  2,056   $  2,885    $  3,145
Total of 2 months or more delinquent as a percentage
   of aggregate loan balance of revolving credit line
   loans serviced . . . . . . . . . . . . . . . . . .          0.58%      1.63%      1.94%       2.56%




                                  Dime Portfolio Loan Loss Experience

                                                                       As of December 31,
							 ---------------------------------------------
                                                             1993        1994       1995       1996
                                                         ----------   ---------   --------   --------
As of end of period:
  Number of revolving credit line loans serviced  . .         5,033      4,417      3,919       3,356
  Aggregate loan balance of revolving credit line          $273,325   $233,053   $200,367    $163,241
For the period:
  Gross charge-offs dollars . . . . . . . . . . . . .      $      0   $     74   $     95    $    327
  Percentage(1) . . . . . . . . . . . . . . . . . . .          0.00%      0.03%      0.05%       0.20%


_______________
   (1) As a percentage of aggregate balance of revolving credit line loans serviced.

     Additionally, the information contained in the tables entitled "Cut-Off Date Trust Balances of MLCC Mortgage Loans" and "Cut-Off Date Trust Balances of Dime Mortgage Loans" under the heading "The Mortgage Loan Pool" on pages 28 and 35, respectively, of the Prospectus are hereby updated to indicate, as of December 31, 1996, the Loan Balances of the Mortgage Loans:


        TRUST BALANCES OF MLCC MORTGAGE LOANS AS OF DECEMBER 31, 1996

                                                                                                  % of MLCC
                                                                                                Mortgage Loans
                                                 Number of                   Trust                 by Trust
         Range of Trust Balances               Mortgage Loans               Balance                Balance
         -----------------------               --------------               -------               ---------
$ 4,999.99 or Lower   . . . . . . . . .                740           $ 1,731,434.11                1.72%
$ 5,000.00- 9,999.99  . . . . . . . . .                361             2,536,603.17                2.52
$ 10,000.00-14,999.99 . . . . . . . . .                220             2,704,550.41                2.69
$ 15,000.00-19,999.99 . . . . . . . . .                138             2,399,195.65                2.38
$ 20,000.00-24,999.99 . . . . . . . . .                126             2,806,542.72                2.79
$ 25,000.00-29,999.99 . . . . . . . . .                107             2,939,088.81                2.92
$ 30,000.00-34,999.99 . . . . . . . . .                 77             2,486,256.72                2.47
$ 35,000.00-39,999.99 . . . . . . . . .                 58             2,182,862.57                2.17
$ 40,000.00-44,999.99 . . . . . . . . .                 50             2,108,893.82                2.09
$ 45,000.00-49,999.99 . . . . . . . . .                 47             2,249,364.46                2.23
$ 50,000.00-54,999.99 . . . . . . . . .                 45             2,357,973.15                2.34
$ 55,000.00-59,999.99 . . . . . . . . .                 38             2,203,709.39                2.19
$ 60,000.00-64,999.99 . . . . . . . . .                 31             1,941,827.65                1.93
$ 65,000.00-69,999.99 . . . . . . . . .                 31             2,098,558.42                2.08
$ 70,000.00-74,999.99 . . . . . . . . .                 24             1,737,086.71                1.73
$ 75,000.00-99,999.99 . . . . . . . . .                114             9,862,518.59                9.80
$ 100,000.00-149,999.99 . . . . . . . .                 93            11,205,031.22               11.11
$ 150,000.00-199,999.99 . . . . . . . .                 51             8,915,714.24                8.86
$ 200,000.00-249,999.99 . . . . . . . .                 36             7,959,358.53                7.91
$ 250,000.00-299,999.99 . . . . . . . .                 16             4,253,159.59                4.22
$ 300,000.00-349,999.99 . . . . . . . .                 10             3,296,103.87                3.27
$ 350,000.00-399,999.99 . . . . . . . .                  6             2,334,234.92                2.32
$ 400,000.00-449,999.99 . . . . . . . .                  6             2,477,403.68                2.46
$ 450,000.00-499,999.99 . . . . . . . .                  2               973,007.27                0.97
$ 500,000.00-549,999.99 . . . . . . . .                  1               539,882.00                0.54
$ 550,000.00-599,999.99 . . . . . . . .                  1               550,000.00                0.55
$ 600,000.00-649,999.99 . . . . . . . .                  2             1,240,468.03                1.23
$ 750,000.00-799,999.99 . . . . . . . .                  2             1,508,024.00                1.50
$ 1,000,000.00-1,099,999.99 . . . . . .                  1             1,013,837.74                1.01
$ 1,100,000.00-1,199,999.99 . . . . . .                  1             1,157,945.81                1.15
$ 1,200,000.00-1,299,999.99 . . . . . .                  1             1,205,555.75                1.20
$ 1,400,000.00-1,499,999.99 . . . . . .                  1             1,499,912.00                1.49
$ 1,700,000.00-1,799,999.99 . . . . . .                  1             1,700,000.00                1.69
$ 1,900,000.00-1,999,999.99 . . . . . .                  1             1,999,383.23                1.99
$ 2,400,000.00-2,499,999.99 . . . . . .                  1             2,499,383.57                2.48
                                                    ---------        ---------------              ------
                   TOTALS . . . . . . .              2,440           $100,674,871.80              100.00%
                                                    =========        ===============              ======

        TRUST BALANCES OF DIME MORTGAGE LOANS AS OF DECEMBER 31, 1996

                                                                                              % of Dime
                                                  Number of               Trust            Mortgage Loans
          Range of Trust Balances              Mortgage Loans            Balance          by Trust Balance
          -----------------------              ---------------           -------          ----------------
$ 4,999.00 or Lower . . . . . . . . . . .               524         $ 1,177,679.08             7.33%
$5,000.00-9,999.99  . . . . . . . . . . .               302           2,150,510.42             13.38
$10,000.00-14,999.99  . . . . . . . . . .               170           2,078,529.90             12.93
$15,000.00-19,999.99  . . . . . . . . . .                82           1,393,460.17              8.67
$20,000.00-24,999.99  . . . . . . . . . .                68           1,513,780.49              9.42
$25,000.00-29,999.99  . . . . . . . . . .                48           1,312,904.38              8.17
$30,000.00-34,999.99  . . . . . . . . . .                31           1,003,012.30              6.24
$35,000.00-39,999.99  . . . . . . . . . .                28           1,048,831.56              6.52
$40,000.00-44,999.99  . . . . . . . . . .                10             423,441.07              2.63
$45,000.00-49,999.99  . . . . . . . . . .                 9             428,048.81              2.66
$50,000.00-54,999.99  . . . . . . . . . .                10             517,493.45              3.22
$55,000.00-59,999.99  . . . . . . . . . .                 8             454,878.62              2.83
$60,000.00-64,999.99  . . . . . . . . . .                 1              63,241.62              0.39
$70,000.00-74,999.99 .. . . . . . . . . .                 3             219,392.43              1.36
$75,000.00-99,999.99  . . . . . . . . . .                10             912,493.08              5.68
$100,000.00-149,999.99  . . . . . . . . .                 4             448,047.65              2.79
$150,000.00-199,999.99  . . . . . . . . .                 1             186,018.28              1.16
$200,000.00-249,999.99. . . . . . . . . .                 2             443,739.29              2.76
$250,000.00-299,999.99  . . . . . . . . .                 1             299,000.00              1.86
                                                    --------        --------------          ---------
                   TOTALS . . . . . . . .             1,312         $16,072,502.60            100.00%
                                                    ========        ==============          =========

                            ____________________

                The date of this Supplement is March 31, 1997.